T. W. Lough Named Chief Financial Officer of Sino Silver Corp.

Miami, Florida, May 27, 2005

Sino Silver Corp. (OTCBB:SSLV) is pleased to announce that T. W. Lough, President and CFO of RNC Gold, Inc. has joined Sino Silver as Chief Financial Officer, effective June 1, 2005. Sino Silver is involved in the exploration for and evaluation of silver deposits in Inner Mongolia, China.

Sino Silver’s recently appointed President David Bikerman stated, “The addition of Mr. Lough further solidifies what is truly a first-class operation of professional mining people with long experience in the field. Tom’s background with RNC offers us a wealth of experience in dealing with developing regions — and his ability to manage growth is an asset that we will be fortunate to have available as Sino matures.”

Mr. Lough BScA, MBA, CGA is a seasoned international mining executive with more than 25 years of experience in both the precious and base metals mining sectors. During his career, Mr. Lough has been involved in building four mines and operations of twelve mines located in six different countries. RNC Gold Inc. is a TSX listed company that has current production of approximately 100,000 ounces of gold per year with a new project in development and a highly prospective exploration portfolio in Central America.

Certain statements in the news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to plans for future business development activities and prospective financial matters. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, specific factors affecting the silver markets, competition, interest rate sensitivity and exposure to regulatory and governmental requirements and changes, as well as those risks disclosed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

SINO SILVER CORP.

Ian G. Park — Chairman
Tel: 305-347-5141
info@sinosilver.com
www.sinosilver.com

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